Exhibit 10.1

WAIVER AND SECOND AMENDMENT TO CREDIT AGREEMENT

This WAIVER AND SECOND AMENDMENT TO CREDIT AGREEMENT (“Agreement”), dated as of May 9, 2011, is entered into by and among GREAT AMERICAN GROUP ENERGY EQUIPMENT, LLC, a California limited liability company (“Borrower”), the Lenders party hereto and GARRISON LOAN AGENCY SERVICES LLC, as Administrative Agent for the Lenders (“Administrative Agent”) and is made with reference to that certain CREDIT AGREEMENT, dated as of May 29, 2008 (as amended by that certain Amendment to Credit Agreement dated as of December 18, 2009, the “Credit Agreement”) by and among the Borrower, the Lenders from time to time party thereto and the Administrative Agent. Unless otherwise stated, capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS:

WHEREAS, on September 26, 2009 the Maturity Date occurred and Borrower failed to repay the principal amount of all outstanding Loans, due and unpaid interest and all other Obligations under the Credit Agreement and the other Loan Documents, notwithstanding that such Obligations have become due and payable in full, and such Obligations remain due and payable and unpaid (the “Payment Defaults”);

WHEREAS, certain non-payment defaults specified on Schedule A hereto (the “Non-Payment Defaults”) have occurred and are continuing under the Credit Agreement none of which has been cured or waived (together with the Payment Defaults, the “Waived Defaults”);

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to waive the Waived Defaults on a permanent basis, extend the Maturity Date of the Credit Agreement and amend certain terms and provisions set forth in the Credit Agreement in order to permit the Borrower to effectuate a sale of the Borrower’s assets; and

WHEREAS, the Administrative Agent and the Lenders are willing to extend the Maturity Date and amend the Credit Agreement on the terms and subject to the conditions specified herein.

NOW, THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement and the other Loan Documents and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation of Obligations. The Borrower represents, warrants, acknowledges and agrees that as of the date hereof, the aggregate principal balance plus interest of the outstanding Obligations under the Credit Agreement is not less than $[11,705,379]. The foregoing amount does not include any of the fees, costs, and expenses to which Administrative Agent and Lenders are entitled under the Credit Agreement or other Loan Documents. All of the foregoing Obligations are outstanding, and the Borrower agrees and acknowledges that Borrower is solely liable for the Obligations and Borrower has no right of offset, defense, or counterclaim with respect to any of the Obligations or Liens securing same, and any such offset, defense, or counterclaim is hereby waived.

2. Representations, Warranties and Acknowledgments by Borrower. To induce the Administrative Agent, Collateral Agent and Lenders to execute this Agreement, Borrower hereby acknowledges, stipulates, represents, warrants and agrees as follows (as of the date hereof):

(a) After giving effect to this Agreement, no Defaults or Events of Default have occurred and are continuing as of the date hereof.

(b) Borrower has the full power, authority and legal right to enter into this Agreement and all documents, acknowledgments and instruments delivered in connection herewith, and this Agreement and such other documents, acknowledgments and instruments have been duly authorized by the board of directors or other governing body of the Borrower.

(c) The Borrower has no claims against the Administrative Agent, Collateral Agent, Lenders or any Indemnitee and confirms that the Lenders have no further commitment or other obligation under the Credit Agreement or the other Loan Documents.

(d) This Agreement, all documents, acknowledgments and instruments delivered in connection herewith, the Credit Agreement, and the other Loan Documents constitute the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms.

(e) Neither the execution, delivery and performance of this Agreement and all documents, acknowledgments and instruments delivered in connection herewith nor the consummation of the transactions contemplated hereby or thereby does or shall contravene, result in a breach of, or otherwise violate (i) any provision of the Borrower’s corporate charter or bylaws or other Organizational Documents or governing documents, and (ii) any law or regulation, any order or decree of any court or government instrumentality, or any agreement or document by which such party is bound, except in the case of clause (ii) to the extent as such conflict, breach or violation could not reasonably be expected to result in a Material Adverse Effect.

(f) The Liens of the Administrative Agent and each Lender in and on the Collateral are and continue to be valid, binding, perfected and enforceable first priority Liens (other than as may be permitted in the Loan Documents) which secure the Obligations, and, to the best of Borrower’s knowledge, no tax or judgment liens are currently of record against the Borrower or any of its Assets. The Obligations constitute the valid and enforceable obligations of the Borrower and the Borrower has no right of setoff, counterclaim or any other deduction on account of such Obligations.

(g) Borrower, in an effort to repay the Obligations, has determined that it is in the best interests of the Borrower and the Borrower’s creditors, to effectuate a sale of the Borrower’s assets, and that each such determination is, in the opinion of Borrower, commercially reasonable.

3. Amendments to Credit Agreement. Upon the Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

(a) Section 1.01. Section 1.01 of the Credit Agreement is hereby amended by:

(i) inserting the following new defined terms in their proper alphabetical order:

“2009 and 2010 Auction, Operating and Tax Expenses” means expenses incurred by Borrower for which Borrower is entitled to reimbursement pursuant to the terms hereof, including tax payments in the amount of $312,909.08 to Blaine and Kingfisher Counties, auction expenses incurred in 2009 of $163,025.15, 2009 and 2010 Operating Expenses of $190,468.25 less 2010 cash collections of $194,645.46 for a net reimbursement of $471,757.02.

“2011 Operating Expenses” has the meaning given such term in Section 5.01(l).

“2011 Operating Expenses Forecast” means the 2011 Operating Expenses Forecast attached as Exhibit B to the Second Amendment.

“Asset Sale” means a sale, sales or other dispositions of the Borrower’s assets.

“Extended Maturity Period” means the period commencing on November 19, 2010 and ending on the Maturity Date.

“Forbearance Agreement” means that certain Amendment to Credit Agreement dated as of December 18, 2009.

“Guarantor Reimbursement List” means the Guarantor Reimbursement List attached as Exhibit C to the Second Amendment.

“Second Amendment” means that certain Waiver and Second Amendment To Credit Agreement dated as of May 9, 2011, by and among the Borrower, the Administrative Agent and the Lenders.

(ii) deleting the definition “Maturity Date” appearing therein and inserting the following definitions in lieu thereof:

“Maturity Date” means the earlier of (i) December 31, 2011 and (ii) the date on which any Event of Default (giving effect to any applicable grace period and not including the Waived Defaults) occurs.

(iii) deleting the definition “Payment Date” appearing therein and inserting the following definitions in lieu thereof:

“Payment Date” means the 10th day of each calendar month after the Closing Date; provided, however, with respect to $164,476.66 of the amount payable pursuant to Section 2.09(d)(i) hereof, “Payment Date” shall mean a date no later than the fifth business day after execution of the Second Amendment; provided, however, further, with respect to other amounts amount payable pursuant to Section 2.09(d)(i) hereof and amounts payable pursuant to Sections 2.09(d)(ii) and (iii) hereof, “Payment Date” shall mean a date no later than the tenth business day after receipt of funds in the Collection Account; provided, however, further, that to the extent that any 10th day is not a Business Day, then the “Payment Date” shall be the first Business Day thereafter.

(b) Section 2.05. Section 2.05 of the Credit Agreement is hereby amended by adding the following clause (c) as a new paragraph immediately succeeding clause (b) thereof:

(c) During the Extended Maturity Period, the applicable interest rate shall be 0%.

(c) Section 2.09. Section 2.09 of the Credit Agreement is hereby amended by adding the following clause (d) as a new paragraph immediately succeeding clause (c) thereof:

“(d) Notwithstanding the foregoing clauses (a), (b) or (c) of this Section 2.09, during the Extended Maturity Period, no later than the applicable Payment Date, the Administrative Agent shall apply or distribute proceeds available in the Collection Account from any Asset Sale or other disposition, or other proceeds generated in connection with the Assets (“Available Proceeds Amount”) in the following order, in each case to the extent of the Available Proceeds Amount:

(i) first, payment to Guarantor in an amount not to exceed $471,757.25 in the aggregate, for reimbursement to Guarantor for its payment of remaining 2009 and 2010 Auction, Operating and Tax Expenses (collectively, the “Guarantor Reimbursement”);

(ii) second, payment to “2011 Get Ready Expenses”, defined as any get ready expenses agreed to in writing by Borrower and the Administrative Agent relative to future sales or leases of Collateral;

(iii) third, to the extent the Aggregate Proceeds Amount exceed the Guarantor Reimbursement and the 2011 Get Ready Expenses, if any, up to $583,000 (such incremental amount being referred to as the “Tier 1 Proceeds”), in equal payments to Administrative Agent for application to the Obligations and Guarantor to reimburse 2011 Operating Expenses; provided, however, Guarantor shall receive Tier 1 Proceeds solely to the extent such 2011 Operating Expenses actually have been incurred by Borrower and paid by Guarantor and, in no event, more than the amount of 2011 Operating Expenses projected in the 2011 Operating Expenses Forecast to have been incurred through the date of such payment;

(iv) fourth, any Aggregate Proceeds Amount greater than the Guarantor Reimbursement, 2011 Get Ready Expenses and Tier 1 Proceeds, up to $12,542,742 (such incremental amount being referred to as the “Tier 2 Proceeds”), for payment to (i) Administrative Agent in an amount equal to 91% of such Tier 2 Proceeds for application to the Obligations and (ii) Guarantor in an amount equal to 9% of such Tier 2 Proceeds;

(v) fifth, any Aggregate Proceeds Amount greater than the Guarantor Reimbursement, Get Ready Expenses, Tier 1 Proceeds, and Tier 2 Proceeds, up to $3,000,000 greater than the Tier 2 Proceeds (such incremental amount being referred to as the “Tier 3 Proceeds”), for payment to (i) Administrative Agent in an amount equal to 40% of such Tier 3 Proceeds and (ii) Guarantor in an amount equal to 60% of such Tier 3 Proceeds; and

(vi) sixth, any Aggregate Proceeds Amount greater than the Guarantor Reimbursement, Get Ready Expenses, Tier 1 Proceeds, and Tier 2 Proceeds, and Tier 3 Proceeds (such incremental amount being referred to as the “Tier 4 Proceeds”), for payment to (i) Administrative Agent in an amount equal to 20% of such Tier 4 Proceeds and (ii) Guarantor in an amount equal to 80% of such Tier 4 Proceeds.”

For the purposes of clarity, the Agent has no obligation to disburse any of the foregoing amounts except to the extent of proceeds on deposit in the Collection Account.

(d) Section 5.01. Section 5.01 of the Credit Agreement is hereby amended by adding the following new clauses immediately succeeding clause (k) therein:

“(l) Payment of Certain Costs. During the Extended Maturity Period, provided that the Administrative Agent has not defaulted on its payment obligations pursuant to Section 2.09(d) hereof, the Borrower shall cause Guarantor to provide funding to Borrower in amounts necessary to cover ongoing operating costs of the Borrower up to the amounts set forth in the 2011 Operating Expenses Forecast (or such other amounts with the prior written consent of the Administrative Agent, Guarantor and Borrower) (including, but not limited to, the payment of all premium payments in connection with all of Borrower’s insurance policies in order to maintain, or cause Borrower to maintain, all such insurance policies in effect and the preservation and marketing of the Collateral); provided, that any such costs exceeding $15,000 shall require the prior written consent of the Administrative Agent (the “2011 Operating Expenses”). Notwithstanding the foregoing, Guarantor shall have no obligation to fund 2011 Operating Expenses in excess of the amounts set forth in the 2011 Operating Expenses Forecast and shall have no obligation to fund 2011 Operating Expenses in the event that the Administrative Agent fails to make a payment when due pursuant to Section 2.09(d) hereof.

(m) Sale Process. The Borrower shall use its best efforts to consummate one or more Asset Sales with respect to all of its assets and cause the proceeds from each such disposition to be remitted by buyers of such assets to the Collection Account or as otherwise directed by the Administrative Agent for application in accordance with the terms hereof. To the extent received by Borrower, 100% of the proceeds from any Asset Sale shall be deemed to be held in trust for the Administrative Agent and Borrower shall immediately upon receipt thereof cause such proceeds to be deposited in the Collection Account.

(n) Other. Promptly following any such request, Borrower shall provide all other available financial and operational information of Borrower that is reasonably requested by the Administrative Agent.

(o) General Cooperation from Borrower. Borrower shall, and shall cause its officers, other members of senior management and advisors to, cooperate fully with Administrative Agent, Collateral Agent and/or the Lenders and any of its or their respective advisors in furnishing information as and when reasonably requested by any of them regarding the matters described in this Agreement, the Collateral or Borrower’s financial affairs, finances, financial condition, business and operations. Borrower authorizes Administrative Agent, Collateral Agent and/or the Lenders and any of its or their respective advisors to meet and/or have discussions with any of their officers, other members of senior management and advisors from time to time as reasonably requested by Administrative Agent, Collateral Agent and/or the Lenders or any of its or their respective advisors to discuss any matters regarding the matters described in this Agreement, the Collateral or Borrower’s financial affairs, finances, financial condition, business and operations, and shall direct and authorize all such persons and entities to fully disclose to Administrative Agent, Collateral Agent, any of the Lenders and any of its or their respective advisors all information reasonably requested by any of them regarding the foregoing.”

(e) Section 7.01. Section 7.01 of the Credit Agreement is hereby amended by inserting the following clause (n) immediately following clause (m) appearing therein:

“or (n) the Borrower shall incur costs and expenses in excess of the costs and expenses set forth on the 2011 Operating Expenses Forecast without prior written consent of the Lender or Administrative Agent;”.

4. Waiver. Upon the Effective Date, the Lenders hereby waive the Waived Defaults.

5. Conditions Precedent. This Agreement shall be effective on the date when each of the following conditions precedent shall have been satisfied (such date, the “Effective Date”):

(a) The Administrative Agent shall have received (i) a counterpart signature page of this Agreement duly executed by the Borrower and (ii) a counterpart signature page of this Agreement duly executed by the Lenders.

(b) The Administrative Agent shall have received all fees and other amounts due and payable to the Administrative Agent on or prior to the date hereof, including to the extent invoiced, reimbursement or other payment of all out-of-pocket expenses (including legal expenses) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(c) The Borrower shall have caused the Guarantor to acknowledge that during the Extended Maturity Period it agrees to provide funding to the Borrower as required by the terms of Section 5.01(l) (after giving effect to this Agreement).

6. Limited Effect of Agreement. Except as expressly provided in this Agreement, the Credit Agreement, the Forbearance Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Agreement shall not be deemed or otherwise construed to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with Borrower or any other person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or any other Loan Document, or any rights or remedies arising in favor of the Administrative Agent and the Lenders under or with respect to any such documents. Any failure by the Borrower to comply with the terms hereof within the time period specified shall constitute an immediate Event of Default under the Credit Agreement (with any purported grace periods or notice requirements hereby waived by the Borrower).

7. Guarantor Reimbursement Detail. Attached as Exhibit C hereto is the list of expenses for 2009 & 2010 which Guarantor has incurred and for which as of the Effective Date pursuant to the terms hereof is entitled to reimbursement.

8. 2011 Operating Expenses Forecast. Attached as Exhibit B hereto is the 12-month Operating Expenses forecast for the period from January 1, 2011 through December 31, 2011.

9. Amendment. No term of this Agreement (or the exhibits and schedules attached hereto) may be waived, modified or amended except in a writing signed by the Administrative Agent, the Lenders and the Borrower.

10. No Waiver. Except as expressly provided to the contrary in this Agreement, all the terms, conditions and provisions of the Credit Agreement and other Loan Documents shall continue in full force and effect.

11. Release of Obligations. The Borrower hereby waives, releases, remises and forever discharges the Administrative Agent, Collateral Agent, Lenders and each other Indemnitee from any and all actions, causes of action, suits or other claims of any kind or character, known or unknown, which Borrower ever had, now has or might hereafter have against the Administrative Agent, any Lender or any other Indemnitee which relate, directly or indirectly, to any acts or omissions of the Administrative Agent, any Lender or any other Indemnitee on or prior to the date hereof arising out of, in connection with, or otherwise relating to, the Loan Documents or any matter in connection therewith.

12. Ratification of Liability. Borrower, as debtor, grantor, pledgor, assignor, or in other similar capacities in which such parties grant liens or security interests in their properties or otherwise act as accommodation parties, as the case may be, under the Loan Documents, hereby ratifies and reaffirms all of its payment and performance obligations and obligations to indemnify, contingent or otherwise, under each of such Loan Documents to which such party is a party, and such party hereby ratifies and reaffirms its grant of liens on or security interests in its properties pursuant to such Loan Documents to which it is a party as security for the Obligations under or with respect to the Credit Agreement and confirms and agrees that such liens and security interests hereafter secure all of the Obligations, including, without limitation, all additional Obligations hereafter arising or incurred pursuant to or in connection with this Agreement, the Credit Agreement or any other Loan Document. Borrower further agrees and reaffirms that the Loan Documents to which it is a party now apply to all Obligations as defined in the Credit Agreement, as modified hereby (including, without limitation, all additional Obligations hereafter arising or incurred pursuant to or in connection with this Agreement, the Credit Agreement or any other Loan Document). Such party (i) further acknowledges receipt of a copy of this Agreement and all other agreements, documents, and instruments executed and/or delivered in connection herewith, (ii) consents to the terms and conditions of same, and (iii) agrees and acknowledges that each of the Loan Documents, as modified hereby, remains in full force and effect and is hereby ratified and confirmed. Except as expressly provided herein, the execution of this Agreement shall not operate as a waiver of any right, power or remedy of any Lender, nor constitute a waiver of any provision of any of the Loan Documents nor constitute a novation of any of the Obligations under the Credit Agreement or other Loan Documents.

13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

16. Survival. All representations, warranties, covenants and agreements made herein shall survive the execution, delivery and consummation of this Agreement.

17. Section Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

18. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by electronic or facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

19. Administrative Agent. The Lenders hereby authorize the Administrative Agent to execute this Agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GREAT AMERICAN GROUP ENERGY EQUIPMENT, LLC, as Borrower

By:	/s/ Harvey M. Yellen
Name: Harvey M. Yellen
Title: Member

GARRISON LOAN AGENCY SERVICES, LLC as Administrative Agent and Collateral Agent

By:	/s/ Brian Chase
Name: Brian Chase
Title: Chief Financial Officer

G FML I LLC		,
as Lender

By:	/s/ Brian Chase
Name: Brian Chase
Title: Chief Financial Officer

,
as Lender

By:
Name:
Title:

[Signature Page to Second Amendment to Credit Agreement]

Subject to the terms of the Credit Agreement as amended, provided that the Administrative Agent has not defaulted in their payment pursuant to Section 2.09(d), the undersigned, as Guarantor, hereby acknowledges and agrees that, during the Extended Maturity Period, it shall provide funding to the Borrower as required by the terms of Section 5.01(l) of the Credit Agreement (after giving effect to this Agreement), in an amount necessary to cover ongoing operating costs of the Borrower up to the amounts set forth in the 2011 Operating Expenses Forecast (or such other amounts with the prior written consent of the Administrative Agent, Guarantor and Borrower) (including, but not limited to, the payment of all premium payments in connection with all of Borrower’s insurance policies in order to maintain, or cause Borrower to maintain, all such insurance policies in effect and the preservation and marketing of the Collateral)

GREAT AMERICAN GROUP, LLC, as Guarantor

By:	/s/ Mark P. Naughton
Name: Mark P. Naughton
Title: Senior VP/ General Counsel

[Signature Page to Second Amendment to Credit Agreement]

SCHEDULE A – NON PAYMENT DEFAULTS

(i) the Defaults and Events of Defaults asserted by the Administrative Agent and expressly referred to in that certain letter dated as of December 10, 2008 from the Administrative Agent to Borrower,

(ii) the Event of Default arising directly as a result of the existence of the Tax Lien defined in the first amendment of the Credit Agreement and

(iii) the Event of Default arising directly as a result of the non-payment of 2010 Kingfisher County Property Taxes currently due and payable, and which will be paid upon execution of this agreement.